EXHIBIT 99
NEWS RELEASE

From:	Citizens First Bancorp, Inc.
Contact:	Marshall J. Campbell
Chairman, President and CEO
Corporate Office:	525 Water Street
Port Huron, Michigan 48060
Telephone:	(810) 987-8300
CITIZENS FIRST BANCORP, INC.
ANNOUNCES 2006 ANNUAL MEETING OF SHAREHOLDERS, $0.09 PER SHARE
CASH DIVIDEND AND
9.8% INCREASE IN ANNUAL EARNINGS
FOR IMMEDIATE RELEASE:
     PORT HURON, MICHIGAN, FEBRUARY 14, 2006.
ANNUAL MEETING DATE
     Citizens First Bancorp, Inc. (the “Company”)(Nasdaq: CTZN), the holding company for Citizens First Savings Bank, today announced that its annual meeting of stockholders will be held on May 25, 2006 at 10:00 a.m., eastern time, at St. Clair County Community College, Citizens First M-Tec Center, 323 Erie Street, Port Huron, Michigan. The record date for shareholders entitled to vote at the annual meeting is March 27, 2006.
Dividends
     On January 26, 2006 the Company’s Board of Directors declared a quarterly cash dividend of $0.09 per share. The dividend is expected to be paid on February 24, 2006 to stockholders of record on February 10, 2006.
     The Company also announced today that it earned $2.4 million, or $0.31 per share, for the quarter ended December 31, 2005, as compared to net income of $2.2 million, or $0.27 per share, for the quarter ended December 31, 2004, an increase of 9.3%. Earnings for the twelve months ended December 31, 2005 were $9.0 million, or $1.14 per share compared to $8.2 million, or $1.04 par share for the same time period last year, an increase of 9.8%. The Company’s book value per share at December 31, 2005 increased to $20.01 from $19.20 at December 31, 2004, an increase of 4.2%.
Financial Condition
     Total assets increased $260.9 million, or 18.7%, from $1.39 billion at December 31, 2004 to $1.65 billion at December 31, 2005. Net loans were the largest contributor to that increase, which increased $233.0 million, or 19.5%, to $1.4 billion at December 31, 2005 from $1.2 billion at December 31, 2004. “Our investment in highly experience and seasoned loan officers is beginning to generate positive results in both the balance sheet and net interest margin growth,” expressed Marshall J. Campbell, Chairman, President and CEO.

     Total liabilities increased $255.2 million to $1.5 billion. Total deposits increased $139.1 million from $933.1 million at December 31, 2004 to $1.1 billion at December 31, 2005 in part due to new markets that we have entered into during 2005. FHLB and other borrowings increased $114.7 million to $402.5 million from $287.7 million at December 31, 2004, primarily to fund loan growth.
     Stockholders’ equity increased $5.7 million from $162.9 million at December 31, 2004, to $168.6 million primarily due to net income, partially offset by the payment of dividends.
Results of Operations
     Net interest income before provision for loan losses increased $2.2 million from $11.3 million for the three months ended December 31, 2004 to $13.5 million for the three months ended December 31, 2005 due primarily to growth in earning assets and offset by higher overall interest rates paid on deposit accounts. Net interest income before provision for loan losses for the year ended December 31, 2005 increased $7.2 million, or 16.4%, to $51.0 million from $43.8 million for the year ended December 31, 2004.
     Non-interest income increased $133,000, or 8.4%, to $1.7 million for the three months ended December 31, 2005 from $1.6 million for the three months ended December 31, 2004, primarily due to an increase in trust fee income. Non-interest income for the year ended December 31, 2005 increased $1.3 million, or 24.5%, to $6.8 million from $5.4 million for year ended December 31, 2004, primarily due to an increase in service charges and other fees and income from mortgage banking activities as a result of increased loan originations and sales as compared to the year ending December 31, 2004.
     Non-interest expense increased $2.4 million, or 27.1%, to $11.3 million for the three months ended December 31, 2005 from $8.9 million for the three months ended December 31, 2004 primarily due to increased compensation and benefit expense and occupancy expense. Non-interest expense increased $6.8 million, or 19.3%, for the year ended December 31, 2005 to $42.1 million, primarily due to an increase in compensation and benefit expenses due to increases in full time equivalents. “We have invested significantly in experienced personnel to generate various efficiencies and to obtain our overall growth that we experienced in 2005. We expect these investments in personnel to continue to add value to our business model,” said Mr. Campbell. Also contributing to the increase in noninterest expense was $909,000 increase in occupancy expense due primarily due to costs related to two additional branch offices, a $685,000 increase in professional fees primarily due to compliance with the various requirements of the Sarbanes-Oxley Act, a $586,000 increase in data processing expense, primarily related to our successful conversion of the core systems of Metrobank, and a $1.6 million increase in other non-interest expenses, partially offset by a $361,000 decrease in advertising expenses.
     “We are pleased with our strategic reinvestments into our core business and with our results of operations for the three and twelve months ended December 31, 2005, especially in light of our current interest rate environment. We look forward to generating accretive results in 2006 through customer service, excellent employees and continued focus on shareholder value,” concluded Mr. Campbell.

     Citizens First Bancorp, Inc., through its subsidiary Citizens First Savings Bank, currently serves its customers from 23 full service-banking centers and 1 loan production office in St. Clair, Sanilac, Huron, Lapeer, Macomb and Oakland counties.
     Statements contained in this news release may be forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of such words as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Such forward-looking statements are based on current expectations, but may differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, which are incorporated into this press release by reference. Other factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Bank’s market area, changes in relevant accounting principles and guidelines and other factors over which management has no control. The forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

CITIZENS FIRST BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (IN THOUSANDS)

	Unaudited
	December 31,	December 31,
	2005	2004
Total cash and cash equivalents	$47,591	$27,937
Securities available for sale	87,510	93,839
Loans held for sale	2,126	192
Loans, net	1,425,036	1,192,057
Federal Home Loan Bank stock	17,700	13,536
Other assets	38,032	35,123
Premises and equipment, net	36,228	30,680

Total Assets	$1,654,223	$1,393,364

Deposits	$1,072,195	$933,104
FHLB advances and federal funds purchased	398,513	277,736
Bank line of credit	3,950	10,000
Other liabilities	10,995	9,630

Total Liabilities	1,485,653	1,230,470

Stockholders’ Equity	168,570	162,894

Total Liabilities and Stockholders’ Equity	$1,654,223	$1,393,364

CITIZENS FIRST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Unaudited
	Three Months Ended
	December 31,
	2005	2004
Net Interest Income	$13,544	$11,335

Provision for Loan Losses	570	797

Net Interest income after provision	12,974	10,538

Total Noninterest Income	1,724	1,591
Total Noninterest Expense	11,247	8,848

Income before Income Taxes	3,451	3,281
Income Tax Expense	1,053	1,087

Net Income	$2,398	$2,194

Net Interest Margin	3.42%	3.54%
Return on Average Assets	0.58%	0.64%
Return on Average Equity	5.74%	5.42%

Basic Earnings Per Share	$0.31	$0.27
Diluted Earnings Per Share	$0.30	$0.27

CITIZENS FIRST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	For The Year Ended
	December 31,
	2005	2004
Net Interest Income	$50,997	$43,816

Provision for Loan Losses	2,390	1,555

Net Interest income after provision	48,607	42,261

Total Noninterest Income	6,773	5,438
Total Noninterest Expense	42,068	35,270

Income before Income Taxes	13,312	12,429
Income Tax Expense	4,278	4,200

Net Income	$9,034	$8,229

Net Interest Margin	3.53%	3.56%
Return on Average Assets	0.59%	0.62%
Return on Average Equity	5.44%	5.12%

Basic Earnings Per Share	$1.14	$1.04
Diluted Earnings Per Share	$1.14	$1.04